Exhibit 99.3
Item 6. Selected Financial Data
The following sets forth selected consolidated financial data for the years presented below as derived from our historical financial statements. Also see Consolidated Results of Operations for the Years ended December 31, 2004 through December 31, 2006 in Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information (see Item 7.).
Five-Year Summary of Selected Financial Data

(in millions, except per share, stockholders and employees)
	For the Year Ended December 31,
See notes	2006(1,5)	2005(1,2)	2004(1,2)	2003(2,3)	2002(2,4)
Statement of Operating Information
Net sales	$8,230	$7,885	$7,186	$6,314	$5,618
Gross profit	2,483	2,373	2,116	1,882	1,753
Earnings from continuing operations before income taxes, minority interest and cumulative effect of accounting change	1,042	868	698	397	291

Earnings from continuing operations before cumulative effect of accounting change	755	616	484	275	197
Discontinued operations:
(Loss) income from discontinued line of business, net of income tax	(4)	22	12	13	13

(Loss) gain on disposal of discontinued line of business, net of income tax	(16)	(1)	1	—	(7)

Cumulative effect of accounting change, net of income taxes	—	—	—	(8)	(773)
Net earnings (loss)	$735	$637	$497	$280	$(570)

As a % of Net Sales
Gross profit	30.2%	30.1%	29.4%	29.8%	31.2%
Selling and administrative expense	12.6%	12.8%	13.9%	13.8%	14.9%
Research and development expense	3.5%	3.3%	3.5%	3.6%	4.4%

Earnings from continuing operations
Basic	$3.45	$2.78	$2.17	$1.24	$0.89
Diluted	3.41	2.75	2.16	1.24	0.89

Cash dividends per common share	1.28	1.12	0.97	0.86	0.82
Common stock price:
High	$53.86	$50.00	$45.41	$43.05	$42.60
Low	42.77	39.47	35.90	26.26	30.19
Year-end close	51.12	48.42	44.23	42.71	32.48
Weighted average number of common shares outstanding – basic	218.9	221.9	222.9	221.5	220.9

Weighted average number of common shares outstanding – diluted	221.2	223.9	224.2	222.4	221.9

Balance Sheet Data (6)
Land, buildings and equipment, gross	$8,150	$7,850	$7,940	$7,628	$7,187
Total Assets	9,553	9,695	10,095	9,511	9,605
Current portion of long-term debt	281	11	11	10	48
Other short-term borrowings	112	110	66	98	132
Long-term debt	1,688	2,074	2,563	2,473	2,878

Total Debt	2,081	2,195	2,640	2,581	3,058

Stockholders’ equity(5)	4,031	3,917	3,697	3,357	3,119

Number of registered stockholders	8,957	8,406	8,726	9,106	9,140
Number of employees	15,815	15,924	16,067	16,661	17,005

Notes:

(1)	The results of the years ended December 31, 2004, 2005 and 2006 reflect the consolidation of a joint venture as of January 1, 2004. This joint venture was previously accounted for as an equity method investment in our reported results.

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(2)	The results of the years ended December 31, 2002, 2003, 2004 and 2005 have been reclassified to reflect Automotive Coatings as a discontinued operation (see Note 2 to the Consolidated Financial Statements).

(3)	In 2003, in accordance with SFAS No. 143 “Asset Retirement Obligations,” we recorded a transition charge of $11 million ($8 million after-tax) as a cumulative effect of accounting change.

(4)	As a result of our impairment testing in connection with the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets,” a charge of $830 million ($773 million after-tax) was recorded as a cumulative effect of accounting change in 2002.

(5)	As a result of the implementation of SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” we recorded a $245 million charge to stockholders’ equity (see Note 9 to the Consolidated Financial Statements).

(6)	Reclassified to conform to current year presentation.

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